Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS SECOND QUARTER

2011 RESULTS

Revenues increased by $2.3 million in the second quarter of 2011, resulting in the fifth consecutive quarter of year-over-year revenue growth

The second quarter of 2011 acquisition strengthens the Company’s Northwest operations

AUGUST 11, 2011 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the quarter and six months ended June 30, 2011.

Revenues for the second quarter of 2011 were $106.5 million, compared to $104.2 million in the same quarter of 2010, an increase of two percent.  Revenues in the first six months of 2011 increased five percent to $147.2 million, compared to $140.1 million in the same period of 2010.

The Company’s net loss was $1.9 million in the second quarter of 2011, compared to net income of $2.1 million in the same period of 2010.  Net loss per share was $0.09 in the second quarter of 2011 compared to a net income per share of $0.09 in the same period of 2010.  In the first six months of 2011, the Company’s net loss was $41.0 million, compared to a net loss of $20.5 million in the same period of 2010.  Net loss per share was $1.81 in the first six months of 2011, compared to a net loss per share of $0.91 in the same period of 2010.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $26.2 million in the second quarter of 2011 versus $28.4 million in the same period of 2010.  Adjusted EBITDA for the first six months of 2011 increased 6% to $17.5 million, compared to $16.6 million in the same period of 2010.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss), is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“We are pleased to report that our actual revenues and EBITDA for the first six months of 2011 grew together on a year over year basis for the first time since 2006.  Although encouraged by recent results, we aspire to even stronger performance and execution against our fundamentals and growth opportunities,” commented Chief Executive Officer and President Gilbert M. Cassagne. “The continued implementation of certain cost efficiency projects provided benefits during the second quarter, while increases in commodity prices and certain other costs and the anticipated carryover effects of 2010 competitive activities presented challenges.”

In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  Effective August 4, 2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.  On October 22, 2010, the Company amended and restated its revolving credit facility to amend covenants and certain other terms.  As a result of these financing transactions, the Company recognized $6.2 million of expenses in the first six months of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was repaid.  No such costs were incurred during the first six months of 2011.  Interest expense in the first six months of 2011 was $29.2 million, compared to $21.6 million in the first six months of 2010.

In connection with the Company’s ongoing acquisition strategy, one acquisition was completed during the second quarter of 2011 for a total purchase price, excluding $0.6 million of parts and supplies, raw materials and finished goods inventories, of approximately $4.3 million.  Annual revenues and Adjusted EBITDA associated with this acquisition are approximately $5.5 million and $0.9 million, respectively.  “We will continue to evaluate all acquisition opportunities as part of our ongoing acquisition strategy and will consider deploying additional capital in this area.  We are pleased to be able to continue acquiring quality ice businesses at attractive prices,” commented Mr. Cassagne.  “The second quarter acquisition further increases our market share and strengthens our competitive position in the Northwestern United States.  On a year-to-date basis, we have completed nine acquisitions for a total purchase price of approximately $12.7 million, net of $0.6 million of inventories, of which approximately $9.6 million relates to acquisitions in the Northwest.  Annual revenues and Adjusted EBITDA associated with our 2011 acquisitions are approximately $13.8 and $3.0, respectively.”

CONFERENCE CALL

The Company has scheduled a conference call for today, August 11, 2011, at 10:00 a.m. Eastern time.  To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789.  Please refer to confirmation code 10002883.  A replay of the call will be available two hours after the completion of the call through August 18, 2011.  To access the replay, please dial 877-344-7529 and reference the above-listed confirmation code.  The live webcast and archived replay also can be accessed on the Company’s Web site at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, except per share amounts)

Revenues	$106,493	$104,163	$147,245	$140,057
Cost of sales (excluding depreciation)	66,768	62,109	103,993	97,017
Depreciation expense related to cost of sales	7,480	5,647	15,188	10,961
Gross profit	32,245	36,407	28,064	32,079
Operating expenses	14,315	14,373	27,114	27,492
Depreciation and amortization expense	2,454	2,173	4,984	4,049
(Gain) loss on dispositions of assets	(114)	1,170	(168)	1,397
Impairment of long-lived assets	539	236	770	236
Acquisition expenses	1,844	208	2,447	210
Cost of antitrust investigations and related litigation	731	1,130	2,152	2,043
Income (loss) from operations	12,476	17,117	(9,235)	(3,348)
Interest expense	(14,826)	(14,320)	(29,175)	(21,579)
Interest income	4	8	8	12
Debt refinance costs	—	(60)	—	(6,168)
Income (loss) before income taxes	(2,346)	2,745	(38,402)	(31,083)
Income tax benefit (expense)	400	(613)	(2,645)	10,618
Net income (loss)	$(1,946)	$2,132	$(41,047)	$(20,465)

Basic net income (loss) per share:
Net income (loss)	$(0.09)	$0.09	$(1.81)	$(0.91)
Weighted average common shares outstanding	22,737	22,870	22,713	22,432

Diluted net income (loss) per share:
Net income (loss)	$(0.09)	$0.09	$(1.81)	$(0.91)
Weighted average common shares outstanding	22,737	23,165	22,713	22,432

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	June 30,	December 31,
	2011	2010
	(in thousands)

Cash and cash equivalents	$10,455	$42,173
Restricted cash	10,758	10,110
All other current assets	76,699	39,602
Total assets	476,628	470,925

Accounts payable and accrued expenses	$50,427	$39,467
Total current and non-current debt (including revolving credit facility)	480,848	450,691
Total stockholders’ deficit	(69,736)	(29,793)
Total liabilities and stockholders’ deficit	476,628	470,925

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net loss before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability.  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, unaudited)
Net income (loss)	$(1,946)	$2,132	$(41,047)	$(20,465)
Depreciation expense related to costs of sales	7,480	5,647	15,188	10,961
Depreciation and amortization expense	2,454	2,173	4,984	4,049
Interest expense	14,826	14,320	29,175	21,579
Interest income	(4)	(8)	(8)	(12)
Income tax (benefit) expense	(400)	613	2,645	(10,618)
EBITDA	22,410	24,877	10,937	5,494
Other non-cash and excluded charges:
Stock-based compensation expense	577	704	1,208	1,031
(Gain) loss on dispositions of assets	(114)	1,170	(168)	1,397
Impairment of long-lived assets	539	236	770	236
Acquisition expenses	1,844	208	2,447	210
Decrease in fair value of diesel hedge	178	—	162	—
Debt refinance costs	—	60	—	6,168
Reddy Holdings items:
Cost of antitrust investigations and related litigation (a)	731	1,130	2,152	2,043
Adjusted EBITDA	$26,165	$28,385	$17,508	$16,579

(a)          The cost of the antitrust investigations and related litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement, proceeds of insurance recoveries by Reddy Holdings and dividends received from its wholly-owned subsidiary, Reddy Ice Corporation.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in thousands, unaudited)

Adjusted EBITDA	$26,165	$28,385	$17,508	$16,579
Acquisition adjustments (a)	(30)	2,434	(428)	2,165
Pro forma adjusted EBITDA	$26,135	$30,819	$17,080	$18,744

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before June 30, 2011.